October 24, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: Cavalier Holdings, Inc.

We have read Item 4.01 of Cavalier Holdings, Inc.’s Form 8-K, dated October 24, 2008, and have the following comments:

1. We agree with the statements made in 1.A., B., D. and E. of Item 4.01 concerning Raich Ende Malter & Co. LLP.

2. We have no basis on which to agree or disagree with the statements made in 1.C. and 2 of Item 4.01 or any other part of the Form 8-K.

Very truly yours,

/s/Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP